Exhibit 16.1

Crowe LLP
Independent Member Crowe Global

January 31, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Farmers National Banc Corp.’s statements included under Item 4.01 of its Form 8-K dated January 30, 2019, and we agree with such statements made about us. We are not in a position to agree or disagree with the information provided in the first or second paragraphs.

Crowe LLP
Cleveland, OH

cc:	Mr. Greg Bestic
Audit Committee Chairman
Farmers National Banc Corp.